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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 10)(1)


                            ELCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   284434 10 7
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                                 (CUSIP Number)


                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages


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---------------------                                          -----------------
CUSIP NO. 284434 10 7                   13G                    PAGE 2 OF 5 PAGES
---------------------                                          -----------------

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1   Names Of Reporting Persons/I.R.S. Identification Nos. of Above Persons
    (Entities Only)

         Robert J. Crowell

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2   Check the Appropriate Box if a Member of a Group* (See Instructions)

    (a) [ ]
    (b) [ ]

         Not Applicable

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3   SEC Use Only


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4   Citizenship or Place of Organization

         United States

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                5   Sole Voting Power
  NUMBER OF
   SHARES                7,204,980
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      6   Shared Voting Power
   EACH
 REPORTING               121,616
  PERSON       -----------------------------------------------------------------
   WITH         7   Sole Dispositive Power

                         7,204,980
               -----------------------------------------------------------------
                8   Shared Dispositive Power

                         121,616
--------------------------------------------------------------------------------
 9   Aggregate Amount Beneficially Owned by Each Reporting Person

         7,326,596
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount In Row (9) Excludes Certain Shares
     (See Instructions)  [ ]

         Not Applicable
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     11.3%
--------------------------------------------------------------------------------
12   Type of Reporting Person* (See Instructions)

     IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages
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                            ELCOM INTERNATIONAL, INC.

                        Schedule 13G of Robert J. Crowell


ITEM 1(a).        NAME OF ISSUER:

                  Elcom International, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  10 Oceana Way, Norwood, Massachusetts  02062


ITEM 2(a).        NAME OF PERSON FILING:

                  Robert J. Crowell


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  10 Oceana Way, Norwood, Massachusetts  02062


ITEM 2(c).        CITIZENSHIP:

                  United States


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value


ITEM 2(e).        CUSIP NUMBER:

                  284434 10 7


ITEM 3.

                  Not Applicable


                               Page 3 of 5 pages
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ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:
                    7,326,596 shares of Common Stock
                  -------------------------------------------------------------
         (b)      Percent of class:
                    11.3%
                  -------------------------------------------------------------
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote  7,204,980,
                  ------------------------------------------------------------
                  (ii)     Shared power to vote or to direct the vote  121,616,
                                                                       -------
                  (iii)    Sole power to dispose or to direct the
                           disposition of  7,204,980,
                                           ---------
                  (iv)     Shared power to dispose or to direct the
                           disposition of  121,616.
                                           -------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable


ITEM 10.          CERTIFICATION.

                  Not Applicable

                               Page 4 of 5 pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            February 7, 2005
                                                          ---------------------
                                                                 (Date)

                                                          /s/ Robert J. Crowell
                                                          ---------------------
                                                               (Signature)

                                                            Robert J. Crowell
                                                          ---------------------
                                                              (Name/Title)

                               Page 5 of 5 pages